EX 99.1

News Release	Contacts:	Barbara Thompson	Barry L. Slider
For Immediate Release		919.716.2716	864.595.0455
Jan. 10, 2019		First Citizens Bank	First South Bancorp, Inc.

FIRST CITIZENS BANK, FIRST SOUTH BANCORP, INC.
ANNOUNCE MERGER AGREEMENT

RALEIGH, N.C., and SPARTANBURG, S.C. - First-Citizens Bank & Trust Company (known as First Citizens Bank) and First South Bancorp, Inc. (“First South Bancorp”) announced today the signing of a definitive merger agreement. The agreement provides for the acquisition of Spartanburg-based First South Bancorp by First Citizens Bank, which is headquartered in Raleigh, N.C. The announcement was made jointly by Frank B. Holding Jr., chairman and chief executive officer of First Citizens Bank, and Barry L. Slider, vice chairman, chief executive officer and president of First South Bancorp.
The agreement has been unanimously approved by the boards of directors of both companies. The transaction is anticipated to close as soon as the second quarter of 2019, subject to the receipt of regulatory approvals, the approval of First South Bancorp shareholders and the satisfaction of other customary closing conditions. Under the terms of the agreement, cash consideration of $1.15 per share will be paid to the shareholders of First South Bancorp for each share of outstanding common stock. Assuming the conversion of Series A preferred shares into common stock, this equates to a total transaction value of $37.5 million.
As of Sept. 30, 2018, First South Bancorp reported $237 million in consolidated assets, $195 million in deposits and $173 million in gross loans.
First South Bank, a wholly owned subsidiary of First South Bancorp, opened in 1996 and provides banking services in South Carolina through four branch locations in Spartanburg, East Spartanburg, Greenville and Bluffton/Hilton Head with a loan production office in Columbia. First South Bank also maintains an operations office (First South Center) in Spartanburg.
Customers should bank as they normally do at their existing branches, which will become part of First Citizens Bank upon the completion of the merger. With more than 550 locations in 19 states, First Citizens Bank operates 138 branches in South Carolina, including 19 branches in Spartanburg and Greenville counties, three in Beaufort County and 20 in Richland and Lexington counties.
Frank B. Holding Jr., chairman and chief executive officer of First Citizens, said: “We’re glad to announce this agreement with First South Bancorp, a company whose core values mirror our own. It’s an excellent opportunity to enhance our commitment to the people and businesses of South Carolina and to continue to expand in key markets - including the vibrant Upstate area. First Citizens Bank has an extensive and proud history in the state, and we look forward to serving our new customers pending completion of this merger.”

Barry L. Slider, vice chairman, chief executive officer and president of First South Bancorp, said: “We are pleased to be joining a longstanding and well-respected company like First Citizens Bank. We both share similar philosophies and a strong commitment to our customers. The proposed merger will allow us to continue to give a highly personalized banking experience to our clients, while providing them with an enhanced set of products and services in the months to come. We look forward to working closely with First Citizens Bank to complete this transaction.”

EX 99.1

Banks Street Partners, LLC acted as financial advisor and rendered a fairness opinion to the board of directors of First South Bancorp in connection with this transaction. Ward and Smith, P.A., represented First Citizens Bank in the transaction; Alston & Bird LLP represented First South Bancorp.

Additional Information

In connection with the proposed merger, First South Bancorp will prepare and send a proxy statement to each of its shareholders. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER WHEN IT BECOMES AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THAT DOCUMENT, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

About First Citizens Bank

Founded in 1898 and headquartered in Raleigh, N.C., First Citizens Bank serves customers at more than 550 branches in 19 states. First Citizens Bank is a wholly owned subsidiary of First Citizens BancShares, Inc. (Nasdaq: FCNCA), which has $35 billion in assets. For more information, call toll free 1.888.FC DIRECT (1.888.323.4732) or visit firstcitizens.com. First Citizens Bank. Forever First®.

In 2018, First Citizens completed or announced mergers with four community banks: HomeBanc of Tampa, Fla. (completed May 1, 2018); Securant Bank of Menomonee Falls, Wisc. (completed Oct. 2, 2018); Palmetto Heritage Bank of Pawleys Island, S.C. (completed Nov. 1, 2018); and Biscayne Bank of Coconut Grove, Fla. (agreement announced Nov. 16, 2018).

About First South Bancorp, Inc. and First South Bank

First South Bank, founded in 1996 and headquartered in Spartanburg, S.C., is a wholly owned subsidiary of First South Bancorp, Inc. (OTC Pink:FSBS). First South Bank has developed a strong niche in small business lending and serves customers through banking centers located in Spartanburg, East Spartanburg, Greenville, Columbia (loan production office) and Bluffton/Hilton Head. In addition, First South Bank offers investment brokerage services through its First South Financial Services division. For more information on First South Bank, www.firstsouthbancorp.com.
Disclosures About Forward Looking Statements
This Press Release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as "expects," "anticipates," "believes," "estimates," "plans," "projects," or other statements concerning opinions or judgments of First South Bancorp and First Citizens Bank and their managements about future events. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those described in the statements. Forward-looking statements in this Press Release include statements regarding First South Bancorp’s and First Citizens Bank’s expectations regarding the benefits of the merger, and when the merger will be completed. The accuracy of such forward-looking statements could be affected by factors beyond First South Bancorp’s and First Citizens Bank’s control, including, but not limited to, delays in the receipt of regulatory and shareholder approvals that must be received before the merger may be completed, delays in the satisfaction or waiver of other conditions to the consummation of the merger, and difficulties experienced in the integration of the businesses of First South Bancorp and First Citizens Bank. Additional factors that could cause actual results to differ materially from those anticipated by forward-looking statements will be discussed in First South Bancorp’s proxy statement for its special meeting of shareholders. First South Bancorp and First Citizens Bank undertake no obligation to revise or update these statements following the date of this Press Release.